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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Walker & Dunlop, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-171205) on Form S-8 of Walker & Dunlop, Inc. of our report dated March 30, 2011, with respect to the consolidated balance sheets of Walker & Dunlop Inc., and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Walker & Dunlop, Inc.

/s/ KPMG LLP

McLean, Virginia
March 30, 2011

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm